April 21, 1999



OneLink Communications, Inc.
10340 Viking Drive, Suite 150
Eden Prairie, MN  55344

Re:  EXHIBIT 5.1 to Registration Statement on Form S-2

Ladies/Gentlemen:

         We are acting as corporate counsel to OneLink Communications, Inc. (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-2 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act") of 3,840,000 shares of the Company's common stock (the "Shares") which may be offered for sale by certain selling stockholders.

         In acting as such counsel for the purpose of rendering this opinion, we have reviewed copies of the following, as presented to us by the Company:

         1.       The Company's Articles of Incorporation, as amended;

         2.       The Company's Bylaws, as amended;

         3. Certain corporate resolutions of the Company's Board of Directors pertaining to the issuance by the Company of the Shares; and

         4.       The Registration Statement.

         In expressing our opinion contained herein, we are expressly assuming that the Company received the agreed upon consideration for the Shares. As to various other matters of fact material to this opinion we have relied, without having made any independent investigation of such facts, upon representations of the Company or its officers or directors.

         Based on, and subject to, the foregoing, it is our opinion as of this date that:

         1. The Shares are validly authorized by the Company's Articles of Incorporation.

         2. The Shares are validly issued and outstanding and are fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

FREDRIKSON & BYRON, P.A.


By /s/ John A. Grimstad

John A. Grimstad, Vice President
Fredrikson & Byron, P.A.
900 Second Ave. S., #1100
Minneapolis, MN  55402
Telephone: (612) 347-7000
Facsimile: (612) 347-7077